EXHIBIT 99.1

Varonis Announces Second Quarter 2016 Financial Results

Total revenues of $38.6 million, up 33% year-over-year
License revenues of $21.7 million, up 36% year-over-year

NEW YORK, Aug. 09, 2016 (GLOBE NEWSWIRE) -- Varonis Systems, Inc. (Nasdaq:VRNS), a leading provider of software solutions that protect data from insider threats and cyberattacks, today announced results for the second quarter ended June 30, 2016.

Yaki Faitelson, Varonis CEO, said, “We are very pleased with our second quarter performance.  We see strong momentum in the business, and this is our third quarter in a row of growing both license and total revenues by 30% or more year over year.  A growing number of organizations realize that they don’t have visibility into unstructured data and file systems, which are their assets most at risk.  Managing and protecting these assets are increasingly becoming key spending priorities for IT and security professionals, as well as senior executives who understand the ramifications of not taking action. This is driving the need for our solutions, and our go-to-market efforts are helping us to more effectively capture our expanding opportunity."

Financial Highlights for the Second Quarter Ended June 30, 2016

Revenues:

  Total revenues were $38.6 million, up 33% compared with the second quarter of 2015.
  License revenues were $21.7 million, up 36% compared with the second quarter of 2015.
  Maintenance and services revenues were $16.9 million, up 29% compared with the year-ago period.

Operating Loss:

  GAAP operating loss was ($5.6) million for the quarter, compared to ($6.5) million in the second quarter of 2015.
  Non-GAAP operating loss was ($2.1) million for the quarter, compared to ($4.6) million in the second quarter of 2015.

Net Loss:

  GAAP net loss was ($6.5) million, compared to GAAP net loss of ($6.3) million in the second quarter of 2015.
  GAAP net loss per basic and diluted share was ($0.25), compared to GAAP net loss per basic and diluted share of ($0.25) in the second quarter of 2015, based on 26.3 million and 24.9 million basic and diluted common shares outstanding, respectively.
  Non-GAAP net loss was ($3.0) million, compared to ($4.4) million in the second quarter of 2015.
  Non-GAAP net loss per basic and diluted share was ($0.12), compared to ($0.18) in the second quarter of 2015, based on 26.3 million and 24.9 million basic and diluted common shares outstanding, respectively.
  The GAAP and Non-GAAP net loss for the second quarter of 2016 included financial expense of ($0.6) million primarily due to foreign exchange losses compared to financial income of $0.4 million primarily due to foreign exchange gains in the second quarter of 2015.

The tables at the end of this press release include a reconciliation of GAAP to non-GAAP loss from operations and net loss for the three and six months ended June 30, 2016 and 2015. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures."

Balance Sheet and Cash Flow:

  As of June 30, 2016, the Company had $108.5 million in cash and cash equivalents and short-term deposits compared with $106.3 million as of December 31, 2015.
  During the six months ended June 30, 2016, the Company generated $2.3 million in cash from operations compared with ($5.4) million of cash used for operations in the prior-year period.

Recent Business Highlights

  For the second quarter of 2016, total revenues in the United States increased 35% over the prior-year period to $24.3 million, total revenues from EMEA increased 28% over the prior-year period to $11.9 million, and total revenues from Rest of World increased 34% over the prior-year period to $2.5 million.
  Generated 59% of license and first year maintenance revenues from new customers and 41% from existing customers in the second quarter of 2016, in line with the prior-year period.
  Added 285 new customers during the second quarter of 2016 compared with 258 in the prior-year period.
  As of June 30, 2016, 46% of customers had purchased more than one product family, up from 43% as of June 30, 2015.
  Hosted 20 Connect customer conferences across the US and Europe, highlighting new Varonis product innovations, shared experiences and success stories with existing and prospective customers.  Overall, year to date attendance at 2016 Connect events nearly doubled as compared to the same period in 2015.
  Announced the beta availability of more than 20 new threat models and enhanced discovery capabilities from its behavior research laboratory, allowing organizations to analyze and detect attacks, insider threats, breaches and new variants of ransomware before damage can be inflicted.
  Announced the integration of Varonis DatAdvantage, DatAlert, Data Classification Framework, DataPrivilege, and Data Transport Engine with Dell™ Fluid File System (FluidFS). The integration with Varonis solutions will provide Dell FluidFS users much greater insight, intelligence and control over their information.
  Launched "Intro to Ransomware," a free video training course from security expert Troy Hunt. The online course, created exclusively for Varonis, is designed for anyone from CIOs and CISOs to IT professionals, beginner security engineers and systems administrators - but also provides a strong introduction to any employee. In eight digestible chapters, Hunt describes what Ransomware is and how it works and presents background on Ransomware's economics, mechanics, delivery channels, evolution, and preventative measures.

Financial Outlook

For the third quarter of 2016, Varonis expects revenues in the range of $38.2 million to $38.8 million, representing 22% to 24% year-over-year growth. The Company anticipates third quarter 2016 non-GAAP operating loss in the range of ($2.7) million to ($2.3) million and non-GAAP loss per basic and diluted share in the range of ($0.11) to ($0.10), based on a tax provision of $0.2 million to $0.4 million and 26.4 million basic and diluted shares outstanding. Expectations of non-GAAP loss from operations and non-GAAP loss per basic and diluted share exclude stock-based compensation expense and payroll tax expense related to stock-based compensation.

For the full year 2016, Varonis now expects revenues in the range of $158.6 million to $160.6 million, representing 25% to 26% year-over-year growth. The Company now anticipates full year 2016 non-GAAP operating loss of ($8.5) million to ($7.5) million, and non-GAAP loss per basic and diluted share in the range of ($0.36) to ($0.33), based on a tax provision of $0.9 million to $1.3 million and 26.3 million basic and diluted shares outstanding. Expectations of non-GAAP loss from operations and non-GAAP loss per basic and diluted share exclude stock-based compensation expense and payroll tax expense related to stock-based compensation.

Conference Call and Webcast

Varonis will host a conference call today, August 9, 2016, at 5:00 p.m., Eastern Time, to discuss the Company’s second quarter 2016 financial results, current financial guidance and other corporate developments.  To access this call, dial 888-466-4462 (domestic) or 719-325-2361 (international).  The passcode is 2376488. A replay of this conference call will be available through August 16, 2016 at 877-870-5176 (domestic) or 858-384-5517 (international).  The replay passcode is 2376488.  A live webcast of this conference call will be available on the “Investor Relations” page of the Company’s website (www.varonis.com), and a replay will be archived on the website as well.

Non-GAAP Financial Measures

Varonis believes that the use of non-GAAP operating loss and non-GAAP net loss is helpful to our investors. These measures, which the Company refers to as our non-GAAP financial measures, are not prepared in accordance with GAAP.

For the three and six months ended June 30, 2016 and 2015, non-GAAP operating loss is calculated as operating loss excluding (i) stock-based compensation expense and (ii) payroll tax expense related to stock-based compensation.

For the three and six months ended June 30, 2016 and 2015, non-GAAP net loss is calculated as net loss excluding (i) stock-based compensation expense and (ii) payroll tax expense related to stock-based compensation.

Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash expense, the Company believes that providing non-GAAP financial measures that exclude stock-based compensation expense allow for more meaningful comparisons between our operating results from period to period. In addition, the Company excludes payroll tax expense related to stock-based compensation expense because, without excluding these tax expenses, investors would not see the full effect that excluding stock-based compensation expense had on our operating results. These expenses are tied to the exercise or vesting of underlying equity awards and the price of our common stock at the time of vesting or exercise, which factors may vary from period to period independent of the operating performance of our business. Similar to stock-based compensation expense, the Company believes that excluding this payroll tax expense provides investors and management with greater visibility to the underlying performance of our business operations and facilitates comparison with other periods as well as the results of other companies.

Each of our non-GAAP financial measures is an important tool for financial and operational decision making and for evaluating our own operating results over different periods of time. The non-GAAP financial data are not measures of our financial performance under U.S. GAAP and should not be considered as alternatives to operating loss or net loss or any other performance measures derived in accordance with GAAP. Non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. In addition, there are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on our reported financial results. Further, stock-based compensation expense and payroll tax expense related to stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of the compensation provided to our employees. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. Varonis urges investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measures to evaluate our business.

Forward-Looking Statements

This press release contains, and statements made during the above referenced conference call will contain, “forward-looking” statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including regarding the Company’s growth rate and its expectations regarding future revenues, operating income or loss or earnings or loss per share. These statements are not guarantees of future performance, but are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: risks associated with anticipated growth in Varonis’ addressable market; competitive factors, including increased sales cycle time, changes in the competitive environment, pricing changes and increased competition; the risk that Varonis may not be able to attract or retain employees, including engineers and sales personnel; general economic and industry conditions, including expenditure trends for data governance and data security software; risks associated with the closing of large transactions, including Varonis’ ability to close large transactions consistently on a quarterly basis; Varonis’ ability to build and expand its direct sales efforts and reseller distribution channels; new product introductions and Varonis’ ability to develop and deliver innovative products; risks associated with international operations; and Varonis’ ability to provide high-quality service and support offerings. These and other important risk factors are described more fully in Varonis’ reports and other documents filed with the Securities and Exchange Commission and could cause actual results to vary from expectations. All information provided in this press release and in the conference call is as of the date hereof, and Varonis undertakes no duty to update or revise this information, whether as a result of new information, new developments or otherwise, except as required by law.

To find out more about Varonis, visit www.varonis.com

About Varonis

Varonis is a leading provider of software solutions that protect data from insider threats and cyberattacks. Through an innovative software platform, Varonis allows organizations to analyze, secure, manage, and migrate their volumes of unstructured data. Varonis specializes in file and email systems that store valuable spreadsheets, word processing documents, presentations, audio and video files, emails, and text. This rapidly growing data often contains an enterprise’s financial information, product plans, strategic initiatives, intellectual property, and confidential employee, customer or patient records. IT and business personnel deploy Varonis software for a variety of use cases, including data security, governance and compliance, user behavior analytics, archiving, search, and file synchronization and sharing. With offices and partners worldwide, Varonis had approximately 4,800 customers as of June 30, 2016, spanning leading firms in financial services, healthcare, public, industrial, insurance, energy and utilities, media and entertainment, consumer and retail, technology and education sectors.

Varonis Systems, Inc.
Consolidated Statements of Operations
(in thousands, except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

	Unaudited		Unaudited
Revenues:
Licenses	$21,742	$16,011	$35,586	$26,169
Maintenance and services	16,899	13,139	33,525	25,967
Total revenues	38,641	29,150	69,111	52,136

Cost of revenues	3,721	2,863	7,217	5,696

Gross profit	34,920	26,287	61,894	46,440

Operating costs and expenses:
Research and development	8,905	7,799	17,742	15,532
Sales and marketing	26,840	21,264	51,204	41,455
General and administrative	4,760	3,760	9,322	7,540
Total operating expenses	40,505	32,823	78,268	64,527

Operating loss	(5,585)	(6,536)	(16,374)	(18,087)

Financial income (expenses), net	(605)	402	40	(639)

Loss before income taxes	(6,190)	(6,134)	(16,334)	(18,726)

Income taxes	(303)	(188)	(509)	(266)

Net loss	$(6,493)	$(6,322)	$(16,843)	$(18,992)

Net loss per share of common stock, basic and diluted	$(0.25)	$(0.25)	$(0.64)	$(0.77)

Weighted average number of shares used in computing net loss per share of common stock, basic and diluted	26,273,380	24,875,227	26,195,269	24,809,006

Stock-based compensation expense for the three and six months ended June 30, 2016 and 2015 is included in the Consolidated Statements of Operations as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,

	2016	2015	2016	2015

	Unaudited	Unaudited	Unaudited	Unaudited

Cost of revenues	$172	$111	$318	$202
Research and development	793	544	1,458	1,011
Sales and marketing	1,628	702	2,803	1,439
General and administrative	780	605	1,418	995
	$3,373	$1,962	$5,997	$3,647

Varonis Systems, Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2016	2015
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$56,102	$49,241
Short-term deposits	52,353	57,103
Trade receivables, net	33,493	47,436
Prepaid expenses and other current assets	2,623	2,622
Total current assets	144,571	156,402

Long-term assets:
Other assets	511	477
Property and equipment, net	8,646	8,265
Total long-term assets	9,157	8,742

Total assets	$153,728	$165,144

Liabilities and stockholders' equity
Current liabilities:
Trade payables	$2,074	$2,612
Accrued expenses and other liabilities	22,714	23,029
Deferred revenues	44,953	45,675
Total current liabilities	69,741	71,316

Long-term liabilities:
Deferred revenues	2,674	3,096
Severance pay	1,549	1,528
Other liabilities	5,393	5,617
Total long-term liabilities	9,616	10,241

Stockholders' equity:
Common stock	26	26
Accumulated other comprehensive income (loss)	48	(331)
Additional paid-in capital	179,574	172,326
Accumulated deficit	(105,277)	(88,434)
Total stockholders' equity	74,371	83,587
Total liabilities and stockholders' equity	$153,728	$165,144

Varonis Systems, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended June 30,
	2016	2015
	Unaudited	Unaudited
Cash flows from operating activities:
Net loss	$(16,843)	$(18,992)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	1,066	689
Stock-based compensation	5,997	3,647
Capital gain from disposal of fixed assets	-	(1)
Changes in assets and liabilities:
Trade receivables	13,943	8,920
Prepaid expenses and other current assets	47	1,260
Trade payables	(538)	(119)
Accrued expenses and other liabilities	16	439
Severance pay, net	21	17
Deferred revenues	(1,144)	(597)
Other long term liabilities	(224)	(689)
Net cash provided by (used in) operating activities	2,341	(5,426)

Cash flows from investing activities:
Decrease in short-term deposits	4,750	-
Increase in long-term deposits	(27)	(65)
Increase in restricted cash	(7)	(173)
Purchase of property and equipment	(1,447)	(1,770)
Net cash provided by (used in) investing activities	3,269	(2,008)

Cash flows from financing activities:
Proceeds from employee stock plans	1,251	619
Net cash provided by financing activities	1,251	619

Increase (decrease) in cash and cash equivalents	6,861	(6,815)
Cash and cash equivalents at beginning of period	49,241	76,593
Cash and cash equivalents at end of period	$56,102	$69,778

Varonis Systems, Inc.
Reconciliation of GAAP Measures to non-GAAP
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	Unaudited		Unaudited
Reconciliation to non-GAAP loss from operations:

GAAP operating loss	$(5,585)	$(6,536)	$(16,374)	$(18,087)

Add back:
Stock-based compensation expense	3,373	1,962	5,997	3,647
Payroll tax expenses related to stock-based compensation	79	-	177	-

Non-GAAP operating loss	$(2,133)	$(4,574)	$(10,200)	$(14,440)

Reconciliation to non-GAAP net loss:

GAAP net loss	$(6,493)	$(6,322)	$(16,843)	$(18,992)

Add back:
Stock-based compensation expense	3,373	1,962	5,997	3,647
Payroll tax expenses related to stock-based compensation	79	-	177	-

Non-GAAP net loss	$(3,041)	$(4,360)	$(10,669)	$(15,345)

GAAP & Non-GAAP weighted average number of common shares outstanding - basic and diluted	26,273,380	24,875,227	26,195,269	24,809,006

Non-GAAP net income (loss) per common share - basic and diluted	$(0.12)	$(0.18)	$(0.41)	$(0.62)
GAAP net income (loss) per common share - basic and diluted	$(0.25)	$(0.25)	$(0.64)	$(0.77)

Investor Relations Contact:
Staci Mortenson
ICR
646-706-7516
Email: investors@varonis.com

News Media Contacts:
Mark Fredrickson
CTP
617-412-4000 x274
or 978-314-6739
Email: mfredrickson@ctpboston.com